UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 27, 2010

ATRINSIC, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 7th Avenue, 10th Floor, New York, NY 10018
(Address of Principal Executive Offices/Zip Code)

(212) 716-1977
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Employment Agreement with Jeffrey Schwartz

On January 27, 2010, we entered into an employment agreement with Jeffrey Schwartz, our Interim Chief Executive Officer.  Pursuant to the agreement, Mr. Schwartz will serve as our Chief Executive Officer, and will receive a base salary of $275,000 per annum, which is subject to increase at the end of each year of the term at the discretion of our board of directors.  Mr. Schwartz’s employment agreement has a term of three years, subject to earlier termination in accordance with the terms of the employment agreement.  The agreement provides that Mr. Schwartz will be eligible to receive a target annual bonus equal to his base salary for each calendar year during the term if our business operations meet or exceed certain financial performance standards to be determined by our board of directors.  Mr. Schwartz will also be able to participate in any other compensation plan or other perquisites generally made available to our executive officers from time to time and will receive four weeks of vacation per year.

Mr. Schwartz’s agreement further provides that, on the date of his agreement, Mr. Schwartz will receive options to acquire 500,000 shares of our common stock pursuant to our 2009 Stock Incentive Plan and 500,000 shares of our common stock pursuant to our 2007 Stock Incentive Plan.  The options granted under our 2009 Stock Incentive Plan will vest in equal monthly installments over a period of thirty six months commencing on January 31, 2010 and on the last day of each month thereafter until fully vested.  The options granted under our 2007 Stock Incentive Plan will vest over a period of four years, with 25% of the options vesting on January 27, 2011, and the remaining 75% vesting thereafter in equal monthly installments over a period of thirty six months commencing on January 31, 2011 and on the last day of each calendar month thereafter until fully vested.  Any portion of Mr. Schwartz’s option that remains unvested at the time of his termination will be extinguished and cancelled, provided, however, that if a change of control (as defined in the agreement) occurs while Mr. Schwartz is employed with us, and Mr. Schwartz’s employment is terminated by us other than for disability, death or cause or by Mr. Schwartz for good reason within three (3) months before or six (6) months after the effective date of the change of control, all of the options granted to Mr. Schwartz will automatically vest immediately prior to the termination of Mr. Schwartz’s employment and will remain exercisable for a period of one (1) year after such termination.

If Mr. Schwartz’s employment is terminated by Mr. Schwartz for good reason, or by us other than for cause, we will pay to Mr. Schwartz: (a) all base salary and benefits which have accrued through the termination date and (b) an amount equal to his base salary.  If Mr. Schwartz’s employment is terminated by Mr. Schwartz other than for good reason, or by us for cause, we will pay to Mr. Schwartz all base salary and benefits which have accrued through the termination date and if Mr. Schwartz’s employment is terminated as a result of his death or disability, we will pay or provide to Mr. Schwartz (i) all base salary and benefits which have accrued through the termination date and (ii) a sum equal to a prorated portion of the annual bonus to which Mr. Schwartz would have been entitled if his employment had continued until the end of the employment year in which his death or disability occurred.

Atrinsic, Inc. issued a press release announcing the appointment of Jeffrey Schwarz as Chief Executive Officer.  A copy of the press release is included as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Entry into Letter Agreement with Thomas Plotts

On January 29, 2010, we entered into a letter agreement with Thomas Plotts in connection with his appointment as our Interim Chief Financial Officer on December 16, 2009.  Pursuant to the agreement, Mr. Plotts will serve as our Interim Chief Financial Officer on an “at will” basis and will be paid a salary of $250,000 per annum.  The agreement provides that Mr. Plotts will receive a bonus of $25,000 upon our filing of our annual report on Form 10-K on or before March 31, 2010 provided Mr. Plotts signs the report as our Principal Financial Officer.  In addition, upon the execution of the agreement, Mr. Plotts was granted 25,000 restricted stock units pursuant to our 2009 Stock Incentive Plan and a Restricted Stock Unit Agreement. The restricted stock units will fully vest on March 31, 2010.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is filed herewith:

Exhibit Number	Description
99.1	Press release issued by Atrinsic, Inc., dated February 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atrinsic, Inc.

Date: February 2, 2010	By:	/s/ Thomas Plotts

Thomas Plotts Interim Chief Financial Officer

Exhibit Number	Description

99.1	Press release issued by Atrinsic, Inc., dated February 1, 2010.